EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-239916) of Jabil Inc. and subsidiaries, and

(2)

Registration Statements (Form S-8 Nos. 333-252301, 333-252300, 333-239917, 333-221022, 333-187772, 333-172458, 333-172457, 333-172443, 333-165921, 333-132721, 333-112264, 333-98299, 333-106123, 333-146577, 333-149277 and 333-158291) of Jabil Inc. and subsidiaries of our reports dated October 22, 2021, with respect to the consolidated financial statements and schedule of Jabil Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Jabil Inc. and subsidiaries included in this Annual Report (Form 10-K) for the year ended August 31, 2021.

/s/ ERNST & YOUNG LLP

Tampa, Florida

October 22, 2021